EXHIBIT 99.1

Havertys Reports Record Operating Results for Fourth Quarter and Year End 2022

ATLANTA, GA / ACCESSWIRE / February 21, 2023 / HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the fourth quarter and year ended December 31, 2022.

Fourth quarter 2022 versus fourth quarter 2021:

•	Diluted earnings per common share (“EPS”) of $1.42 versus $1.35.
•	Consolidated sales increased 5.5% to $280.6 million. Comparable store sales increased 5.8%.
•	Gross profit margin of 57.0% versus 56.4%.
•	Pre-tax income of $32.5 million versus $32.1 million.

FY 2022 versus FY 2021:

•	EPS of $5.24 versus $4.90.
•	Consolidated sales increased 3.4% to a record $1,047.2 million. Comparable store sales for the year rose 3.4%.
•	Gross profit margin of 57.7% versus 56.7%.
•	Pre-tax income of $119.5 million versus $118.5 million.

Clarence H. Smith, chairman and CEO, said, “We are pleased to report continued record-breaking quarterly sales and our second year of annual sales over a billion dollars. Our fourth quarter gross profit margins remained strong and for the year reached a new high of 57.7%. Inflation and rising interest rates impacted our operating costs for wages and benefits and third-party financing. Our pre-tax income of $32.5 million was the 11th consecutive quarter we have achieved our goal of double-digit operating income as a percentage of sales.
“In 2022, we returned $63.9 million of capital to our shareholders. We purchased $30.0 million in common shares, paid quarterly dividends of $17.8 million, and in December paid a special cash dividend of $16.1 million. We have paid an annual cash dividend since 1935 and increased our quarterly cash dividend payouts each year since 2008.
“Looking ahead, we face an uncertain consumer spending environment, and rising interest rates have impacted the housing industry, particularly new home sales, which have a high correlation with our business. Despite these headwinds, we remain cautiously optimistic that our store expansion plan supported by our improved online presence, high-quality merchandise, and helpful service will drive market share gains. We are planning for profitable long-term growth and have the financial strength, systems, and importantly the people to achieve our goals and deliver investor value.”

NEWS RELEASE – February 21, 2023   Page 2
Key Results
(amounts in millions, except per share amounts)

Results of Operations	Q4 2022	Q4 2021	FY 2022	FY 2021
Sales	$280.6	$265.9	$1,047.2	$1,012.8
Gross Profit	159.9	150.0	604.2	574.6
Gross profit as a % of sales	57.0%	56.4%	57.7%	56.7%

SGA
Variable	53.1	47.5	193.7	173.8
Fixed	75.4	70.5	292.6	282.5
Total	128.5	118.0	486.3	456.3
SGA as a % of sales
Variable	18.9%	17.9%	18.5%	17.2%
Fixed	26.9%	26.5%	27.9%	27.9%
Total	45.8%	44.4%	46.4%	45.1%
Pre-tax income	32.5	32.1	119.5	118.5
Pre-tax income as a % of sales	11.6%	12.1%	11.4%	11.7%
Net income	23.7	24.3	89.4	90.8
Net income as a % of sales	8.5%	9.1%	8.5%	9.0%
Diluted earnings per share (“EPS”)	$1.42	$1.35	$5.24	$4.90

Other Financial and Operations Data	FY 2022	FY 2021
EBITDA (in millions)(1)	$134.8	$134.6
Sales per square foot	$256	$232
Average ticket	$3,171	$2,865

Liquidity Measures
Free Cash Flow	FY 2022	FY 2021	Cash Returns to Shareholders	FY 2022	FY 2021
Operating cash flow	$51.0	$97.2	Share repurchases	$30.0	$41.8
			Dividends	17.8	17.4
Capital expenditures	28.4	34.1	Special dividends	16.1	35.0
Free cash flow	$22.6	$63.1	Cash returns to shareholders	$63.9	$94.2

(1) See the reconciliation of the non-GAAP metrics at the end of the release.

Fourth Quarter ended December 31, 2022 Compared to Same Period of 2021
•	Total sales up 5.5%, comp-store sales up 5.8% for the quarter. Total written sales were down 6.2% and written comp-store sales declined 6.3% for the quarter.
•	Gross profit margins increased 60 basis points to 57.0% in 2022 from 56.4% in 2021 due to pricing discipline and merchandise mix.
•	SG&A expenses were 45.8% of sales versus 44.4% and increased $10.5 million. The primary drivers of this change are:

o	increase of $6.1 million in selling expenses due to increased compensation and third-party credit costs.

NEWS RELEASE – February 21, 2023  Page 3

o	increase in warehouse, transportation, and delivery costs of $1.9 million due to increased fuel and compensation costs partially offset by lower demurrage fees.
•	Effective tax rate of 27.0% driven by higher state tax expense and the impact of favorable adjustments in the prior year quarter for tax credits.

Balance Sheet and Cash Flow

•	Cash and cash equivalents at December 31, 2022 are $129.9 million.
•	Generated $51.0 million in cash from operating activities primarily from solid earnings performance, offset by changes in working capital, primarily a $50.1 million reduction in customer deposits.
•	Purchased approximately 1.1 million shares of common stock for $30.0 million and paid $17.9 million in quarterly cash dividends and $16.1 million in special cash dividends in December 2022.
•	The Company has no funded debt.

Expectations and Other

•
We expect gross profit margins for 2023 will be between 58.0% to 58.5%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2023 are expected to be in the $292.0 to $295.0 million range. Variable SG&A expenses for the full year of 2023 are anticipated to be in the 19.5% to 19.7% range. Variable expense increases over 2022 are primarily inflationary driven and costs of third-party financing costs.

•	Our effective tax rate for 2023 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•	Planned capital expenditures are approximately $28.0 million in 2023. We expect retail square footage will increase 2.2% as we open five stores and close one during 2023.

NEWS RELEASE – February 21, 2023  Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data - unaudited)	2022	2021	2022	2021

Net sales	$280,557	$265,940	$1,047,215	$1,012,799
Cost of goods sold	120,622	115,853	442,990	438,174
Gross profit	159,935	150,087	604,225	574,625

Expenses:
Selling, general and administrative	128,482	117,952	486,298	456,267
Other (income) expense, net	(131)	94	44	54
Total expenses	128,351	118,046	486,342	456,321

Income before interest and income taxes	31,584	32,041	117,883	118,304
Interest income, net	920	58	1,618	231

Income before income taxes	32,504	32,099	119,501	118,535
Income tax expense	8,766	7,793	30,143	27,732
Net income	$23,738	$24,306	$89,358	$90,803

Basic earnings per share:
Common Stock	$1.48	$1.39	$5.43	$5.06
Class A Common Stock	$1.40	$1.31	$5.17	$4.75

Diluted earnings per share:
Common Stock	$1.42	$1.35	$5.24	$4.90
Class A Common Stock	$1.39	$1.33	$5.07	$4.69

Cash dividends per share:
Common Stock	$1.28	$2.25	$2.06	$2.97
Class A Common Stock	$1.21	$2.13	$1.96	$2.79

NEWS RELEASE – February 21, 2023   Page 5

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands - unaudited)	December 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$123,126	$166,146
Restricted cash and cash equivalents	6,804	6,716
Inventories	118,333	112,031
Prepaid expenses	9,707	12,418
Other current assets	18,283	11,746
Total current assets	276,253	309,057
Property and equipment, net	137,475	126,099
Right-of-use lease assets	207,390	222,356
Deferred income taxes	15,502	16,375
Other assets	12,429	12,403
Total assets	$649,049	$686,290
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$23,345	$31,235
Customer deposits	47,969	98,897
Accrued liabilities	48,676	46,664
Current lease liabilities	34,442	33,581
Total current liabilities	154,432	210,377
Noncurrent lease liabilities	186,845	196,771
Other liabilities	18,373	23,172
Total liabilities	359,650	430,320

Stockholders’ equity	289,399	255,970
Total liabilities and stockholders’ equity	$649,049	$686,290

NEWS RELEASE – February 21, 2023  Page 6

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands - unaudited)	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$89,358	$90,803
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,926	16,304
Stock-based compensation	7,195	8,213
Deferred income taxes	361	234
Net loss (gain) on sale of land, property, and equipment	128	(77)
Other	960	869
Changes in operating assets and liabilities:
Inventories	(6,303)	(22,123)
Customer deposits	(50,928)	12,714
Other assets and liabilities	(700)	(3,244)
Accounts payable and accrued liabilities	(5,982)	(6,451)
Net cash provided by operating activities	51,015	97,242

Cash Flows from Investing Activities:
Capital expenditures	(28,411)	(34,090)
Proceeds from sale of land, property and equipment	86	88
Net cash used in investing activities	(28,325)	(34,002)

Cash Flows from Financing Activities:
Dividends paid	(33,948)	(52,446)
Common stock repurchased	(29,998)	(41,809)
Other	(1,676)	(2,894)
Net cash used in financing activities	(65,622)	(97,149)

Decrease in cash, cash equivalents and restricted cash equivalents during the period	(42,932)	(33,909)
Cash, cash equivalents and restricted cash equivalents at beginning of period	172,862	206,771
Cash, cash equivalents and restricted cash equivalents at end of period	$129,930	$172,862

NEWS RELEASE – February 21, 2023  Page 7

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors because it affords investors a view of what we consider Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

Reconciliation of GAAP measures to EBITDA and EBITDA to Adjusted EBITDA
(in thousands)	FY 2022	FY 2021
Income before income taxes, as reported	$119,501	$118,535
Interest income, net	(1,618)	(231)
Depreciation	16,926	16,304
EBITDA	$134,809	$134,608

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly. Stores closed due to COVID-19 were excluded from comp-store sales.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on February 22, 2023 at 10:00 a.m. ET at its website under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

NEWS RELEASE – February 21, 2023  Page 8

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the execution and effect of our initiatives, our expectations for selling square footage and capital expenditures for 2023, and our liquidity position to continue to fund our growth plans.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the state of the economy; state of the residential construction and housing markets; the consumer spending environment for big ticket items; effects of competition; management of relationships with our associates, potential associates, suppliers and vendors; public health issues (including pandemics and quarantines, related shut-downs and other governmental orders, as well as subsequent re-openings); new regulations or taxation plans, as well as other risks and uncertainties discussed in our Annual Report on Form 10-K for 2021 and from time to time in our subsequent filings with the Securities and Exchange Commission (SEC).

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys